Exhibit 10.2

BOX, INC.

AMENDED AND RESTATED 2015 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to have two components: a Code Section 423 Component (“423 Component”) and a non-Code Section 423 Component (“Non-423 Component”). The Company’s intention is to have the 423 Component of the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation on a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such an option will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2. Definitions.

(a) “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b) “Affiliate” means any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.

(c) “Applicable Laws” means the requirements relating to the administration of equity-based awards and the related issuance of shares of Common Stock under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final U.S. Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(g) “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.

(h) “Common Stock” means the Class A common stock of the Company.

(i) “Company” means Box, Inc., a Delaware corporation, or any successor thereto.

(j) “Compensation” means an Eligible Employee’s base straight time gross earnings (including any 13th month payments), commissions, payments for incentive compensation, bonuses and other similar compensation, and payments for overtime. Any retroactive adjustment payment will be considered Compensation for the Purchase Period in which it is paid. For clarity, Compensation shall not include any auto allowance, cost of living allowance, domestic partner fringe benefits, taxable education reimbursements, ex-patriot allowances, expense reimbursements, group term life payments, equity compensation, per diem, prizes or gifts, accrued paid time off that is paid at termination, referral bonuses, relocation payments, severance, sign-on bonuses, and/or spot bonuses. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Purchase Period.

(k) “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant as required by Applicable Laws or determined by the Administrator, in its sole discretion, to fund the exercise of options granted pursuant to the Plan.

(l) “Designated Company” means any Subsidiary or Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component shall not be a Designated Company under the Non-423 Component.

(m) “Director” means a member of the Board.

(n) “Eligible Employee” means any individual who is an employee providing services to the Company or a Designated Company and is customarily employed for at least 20 hours per week and more than 5 months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under applicable local law) for purposes of any separate Offering or for Eligible Employees participating in the Non-423 Component. For purposes of the Plan and any given Offering, if an employee is on the payroll of a given entity while providing services in another jurisdiction, then the employee’s Employer will be deemed to be the entity paying wages to the employee and the employee will be eligible for the same Offering as other Eligible Employees of the Employer. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the

Employer and the Company approve or is legally protected under Applicable Laws. Where the period of leave exceeds 3 months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated 3 months and 1 day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least 2 years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than 5 months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering in an identical manner to all highly compensated individuals of the Employer whose Employees are participating in that Offering. Each exclusion shall be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii).

(o) “Employer” means the employer of the applicable Eligible Employee(s).

(p) “Enrollment Date” means the first day of each Offering Period.

(q) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(r) “Exercise Date” means the last day of each Purchase Period occurring on September 15 and March 15 of each year. Notwithstanding the foregoing, the first Exercise Date under the Plan will be September 15, 2015.

(s) “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(i) The closing sales price for Common Stock as quoted on the New York Stock Exchange on the date of determination (or the closing bid, if no sales were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator; or

(iii) For purposes of the Enrollment Date of the first Offering Period under the Plan, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement on Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Common Stock (the “Registration Statement”).

Notwithstanding the foregoing, if the determination date for the Fair Market Value occurs on a non-Trading Day (i.e., a weekend or holiday), the Fair Market Value will be the price as determined under subsection (i) above on the immediately preceding Trading Day, unless otherwise determined by the Administrator.

(t) “Fiscal Year” means the fiscal year of the Company.

(u) “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

(v) “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. Unless otherwise specified by the Administrator, each Offering under the Plan to the Eligible Employees of the Company or a Subsidiary shall be deemed a separate Offering, even if the dates of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(w) “Offering Periods” means the periods of approximately 24 months during which an option granted pursuant to the Plan may be exercised, (i) commencing on September 16 and March 16 of each year and (ii) terminating on September 15 / March 15, approximately 24 months later; provided, however, that the first Offering Period under the Plan will commence with the first Trading Day on or after the date on which the Securities and Exchange Commission declares the Company’s Registration Statement effective and will end on March 15, 2017 (subject to Section 4(b)), and provided, further, that the second Offering Period under the Plan will commence on March 16, 2015. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 20.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means an Eligible Employee that participates in the Plan.

(z) “Plan” means this Box, Inc. 2015 Employee Stock Purchase Plan.

(aa) “Purchase Period” means the approximately 6 month period: (i) commencing on September 16 and March 16 of each year and (ii) ending on March 15 and September 15 of the following year.

(bb) “Purchase Price” means an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule) or pursuant to Section 20.

(cc) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(dd) “Trading Day” means a day on which the New York Stock Exchange is open for trading.

(ee) “U.S. Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3. Eligibility.

(a) First Offering Period. Any individual who is an Eligible Employee immediately prior to the first Offering Period will be automatically enrolled in the first Offering Period.

(b) Subsequent Offering Periods. Any Eligible Employee on a given Enrollment Date subsequent to the first Offering Period will be eligible to participate in the Plan, subject to the requirements of Section 5.

(c) Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, Eligible Employees may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employee is not advisable or practicable.

(d) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4. Offering Periods.

(a) Timing and Duration. The Plan will be implemented by overlapping Offering Periods with a new Offering Period commencing on September 16 and March 16 each year, or on such other date as the Administrator will determine; provided, however, that the first Offering Period under the Plan will commence with the date upon which the Company’s Registration Statement is declared effective by the Securities and Exchange Commission and end on March 15, 2017 (subject to Section 4(b)), and provided, further, that the second Offering Period under the Plan will commence on March 16, 2015. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than 27 months.

(b) Automatic Transfer to Low Price Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value of the Common Stock on the Enrollment Date of the immediately following Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of the existing Offering Period, then all Participants in the existing Offering Period will be automatically withdrawn from such Offering Period immediately after the exercise of their option on the Exercise Date of the existing Offering Period and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

5. Participation.

(a) First Offering Period. An Eligible Employee will be entitled to continue to participate in the first Offering Period pursuant to Section 3(a) only if such individual submits a subscription agreement authorizing Contributions in a form determined by the Administrator (which may be similar to the form attached hereto as Exhibit A or through an electronic enrollment process, to the extent permissible by Applicable Laws) (the “Subscription Agreement”) to the Company’s designated plan administrator (i) no earlier than the effective date of the Form S-8 registration statement with respect to the issuance of Common Stock under this Plan and (ii) no later than the 15th day of the month following the effective date of such S-8 registration statement or such other period of time as the Administrator may determine (the “Enrollment Window”). For the first Offering Period, Contributions will commence as of the first payroll date immediately following the expiration of the Enrollment Window. An Eligible Employee’s failure to submit the Subscription Agreement during the Enrollment Window will result in the automatic termination of such individual’s participation in the first Offering Period.

(b) Subsequent Offering Periods. An Eligible Employee may participate in the Plan pursuant to Section 3(b) by (i) submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Enrollment Date, a properly completed Subscription Agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator. Notwithstanding the first sentence of this Section 3(b), if an Eligible Employee has become a Participant in the Plan for a previous Offering Period, then Participant will continue to be enrolled in the Offering Period that immediately follows the expiration of the previous Offering Period under the same terms as his or her outstanding Subscription Agreement unless terminated as provided in Section 10.

6. Contributions.

(a) At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding 15% of the Compensation, which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a Participant will have any payroll deductions made on such day applied to his or her account under the current Purchase Period or Offering Period. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the Subscription Agreement prior to each Exercise Date of each Purchase Period. A Participant’s Subscription Agreement will remain in effect for successive Purchase Periods unless terminated as provided in Section 10 hereof.

(b) In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof; provided, however, that for the first Offering Period, payroll deductions will commence on the first pay day on or following the end of the Enrollment Window.

(c) All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages only. A Participant may not make any additional payments into such account.

(d) A Participant may discontinue his or her participation in the Plan as provided in Section 10. Unless otherwise determined by the Administrator, for each Purchase Period, a Participant may decrease and/or increase the rate of his or her Contributions once during the Purchase Period by (i) properly completing and submitting to the Company’s stock administration office or its designee (or through an electronic process, to the extent permissible by Applicable Laws), on or before a date determined by the Administrator prior to an applicable Exercise Date, a new Subscription Agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. For clarity, a Participant may decrease his or her Contribution rate to any whole percentage, including 0%. Any decrease in Contribution rate made pursuant to this Section 6(d) will be effective in accordance with the Company’s stock administration policies as then in effect. Any increase in Contribution rate will be effective as of the commencement of the next Purchase Period; provided, that the election to increase the

Contribution rate is made prior to the expiration of open enrollment for that period. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Purchase Period and future Purchase Periods (unless terminated as provided in Section 10). The Administrator may, in its sole discretion, further limit the nature and/or number of Contribution rate changes that may be made by Participants during any Purchase Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration.

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(d), a Participant’s Contributions may be decreased unilaterally by the Company to 0% at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(d) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(f) Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Eligible Employees to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted under applicable local law, or (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code, or (iii) such Eligible Employees will participate in the Non-423 Component.

(g) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

7. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than 3,000 shares of Common Stock (subject to any adjustment pursuant to Section 19); and provided further that such purchase will be subject to the limitations set forth in Sections 3(d) and 13. The Eligible Employee may accept the grant of such option (i) with respect to the first Offering Period by submitting a properly completed Subscription Agreement in accordance with the requirements of Section 5 on or before the last day of the Enrollment Window, and (ii) with respect to any subsequent Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period of an Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

(c) In its sole discretion, the Administrator may establish procedures that may allow a Participant to make an irrevocable election to make an immediate same-day sale of shares acquired on a given Exercise Date; provided, however, that any election under this Section 8(c) must be made during an open trading window under the rules and regulations for insider trading.

9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares or to facilitate compliance with Applicable Laws. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

10. Withdrawal.

(a) A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B). All of the Participant’s Contributions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b) A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

11. Termination of Employment. Unless otherwise required by Applicable Laws, if a Participant ceases to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated. A Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company shall not be treated as terminated under the Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option shall be qualified under the 423 Component only to the extent it complies with Section 423 of the Code.

12. Interest. No interest will accrue on the Contributions of a Participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, shall apply to all Participants in the relevant Offering under the 423 Component, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 24,164,734.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c) Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.

14. Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to designate Subsidiaries and Affiliates as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the Employees eligible to participate in each sub-plan will participate in a separate Offering or in the Non-423 Component. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

15. Designation of Beneficiary.

(a) If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and (b) above, the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

16. Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such Contributions.

18. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will terminate immediately prior to the consummation of such proposed dissolution or liquidation without an Exercise Date or a New Exercise Date, unless provided otherwise by the Administrator. The Administrator will notify each Participant in writing or electronically, and prior to the proposed dissolution or liquidation, each Participant will be deemed withdrawn from the Offering Period as provided in Section 10 hereof.

(c) Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

20. Amendment or Termination.

(a) The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12 hereof) as soon as administratively practicable.

(b) Without stockholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;

(iii) shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;

(iv) reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(v) reducing the maximum number of Shares a Participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Code Section 409A. The 423 Component of the Plan is exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Code Section 409A.

24. Term of Plan. The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It will continue in effect for a term of 20 years, unless sooner terminated under Section 20.

25. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26. Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions).

27. No Right to Employment. Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable. Furthermore, the Company or a Subsidiary or Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

28. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

29. Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

30. Tax Qualification. Although the Company may endeavor to (a) qualify an option for specific tax treatment under the laws of the United States or jurisdictions outside of the United States or (b) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company shall be unconstrained in its corporate activities without regard to any potential negative tax impact on Participants under the Plan.

EXHIBIT A

BOX, INC.

2015 EMPLOYEE STOCK PURCHASE PLAN

GLOBAL SUBSCRIPTION AGREEMENT

_____ Original Application	Enrollment Date: _______________________________________

_____ Change in Payroll Deduction Rate

1. ____________________ hereby elects to participate in the Box, Inc. (the “Company”) 2015 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this subscription agreement, including the addendum (attached hereto) (the “Country Addendum”) containing country-specific terms and conditions (collectively, this “Agreement”) and the Plan. Capitalized terms not defined in this Agreement but defined in the Plan have the same definitions as in the Plan.

2. I hereby authorize payroll deductions from each paycheck in the amount of ____% of my Compensation on each payday (from 0 to 15%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)

3. I understand I may increase and reduce my Contributions rate once, and only once, during a Purchase Period. Any increase in my Contribution rate will only be effective for the following Purchase Period; provided, that I have timely submitted my change prior to the end of open enrollment for the following period. Any decrease in my Contribution rate will be effective in accordance with the Company’s stock administration policies then in effect.

4. I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan.

5. I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

6. Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of _____________ (Eligible Employee or Eligible Employee and Spouse only).

7. I understand that if I am a U.S. taxpayer participating in the 423 Component of the Plan and I dispose of any shares of Common Stock received by me pursuant to the Plan within 2 years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or 1 year after the Exercise Date, I will be treated for U.S. federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. To the extent that my shares acquired under the Plan are not held with a broker designated by the Company, I hereby agree to notify the Company in writing within 30 days after the date of any disposition of my shares and I will make adequate provision for U.S. federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the 2-year and 1-year holding periods, I understand that I will be treated for U.S. federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the Purchase Price which I paid for the shares, or (b) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

I understand that if I am a U.S. taxpayer participating in the Non-423 Component of the Plan, the tax treatment under Code Section 423(b) will not apply and I will be treated for U.S. federal income tax purposes as having received ordinary income on the Exercise Date in an amount equal to the excess of the fair market value of the shares on the Exercise Date over the Purchase Price which I paid for the shares.

8. I acknowledge that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to my participation in the Plan and legally applicable to me (“Tax-Related Items”) is and remains my responsibility and may exceed the amount actually withheld by the Company or the Employer. I further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Plan, including, but not limited to, the grant of options, the purchase of shares of Common Stock, the issuance of Common Stock purchased, the sale of shares of Common Stock purchased under the Plan or the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant of options or any aspect of the Plan to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I am subject to Tax-Related Items in more than one jurisdiction, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the purchase of shares of Common Stock under the Plan, I agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the Employer to satisfy the obligations with regard to all Tax-Related Items by withholding from my wages or other cash compensation payable to me by the Company and/or the Employer. If the obligations for Tax-Related Items cannot be satisfied by withholding from my wages or other cash compensation as contemplated herein, then I authorize the Company and/or the Employer or their respective agents to satisfy the obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the option, either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization without further consent). If shares of Common Stock are sold to satisfy obligations for Tax-Related Items, I acknowledge that I will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.

Finally, I agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase or deliver the shares or the proceeds of the sale of shares of Common Stock, if I fail to comply with my obligations in connection with the Tax-Related Items.

9. By enrolling and participating in the Plan, I acknowledge, understand and agree that: (a) the Plan is established voluntarily by the Company and it is discretionary in nature; (b) the grant of the option is voluntary and does not create any contractual or other right to receive future rights to purchase shares of Common Stock, or benefits in lieu of options, even if options have been granted in the past; (c) all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company; (d) the grant of options and my participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Subsidiary or Affiliate of the Company and shall not interfere with the ability of the Company, the Employer or any Subsidiary or Affiliate of the Company to terminate my employment relationship (if any); (e) I am voluntarily participating in the Plan; (f) the Plan and the shares of Common Stock purchased under the Plan are not intended to replace any pension rights or compensation; (g) the Plan and the shares of Common Stock subject to the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments; (h) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty and the value of the shares of Common Stock purchased under the Plan may increase or decrease in the future, even below the Purchase Price; (i) no claim or entitlement to compensation or damages shall arise from forfeiture of options under the Plan resulting from termination of my employment with the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and in consideration of the grant of the option and the issuance of shares of Common Stock under the Plan to which I am otherwise not entitled, I irrevocably agree never to institute any claim against the Company, its Subsidiaries or Affiliates or the Employer, waive my ability, if any, to bring any such claim, and release the Company, its Subsidiaries and Affiliates and the Employer from any such claim; (j) in the event of termination of my employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), unless otherwise provided in the Plan or determined by the Administrator, my right to participate in the Plan and my right to purchase shares of Common Stock, if any, will terminate effective as of the date I cease to be actively employed and will not be extended by any notice period (e.g., employment would not include any contractual notice or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any); the Company’s chief human resources officer or other person performing that function or, with respect to executive officers, the Board, shall have the exclusive discretion to determine when I am no longer actively employed for purposes of my option; and (k) neither the Company, the Employer nor any Subsidiary or Affiliate of the Company, shall be liable for any foreign exchange rate fluctuation between my local currency and the United States Dollar that may affect the value of the shares of Common Stock or any amounts due pursuant to the purchase of the shares of Common Stock or the subsequent sale of any shares purchased under the Plan.

10. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the Plan, or my purchase or sale of the underlying shares of Common Stock. I am hereby advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.

11. I acknowledge that, depending on my country of residence, I may be subject to insider trading restrictions and/or market abuse laws, which may affect my ability to acquire or sell shares of Common Stock or rights to shares of Common Stock under the Plan during such times as I am considered to have “inside information” regarding the Company (as defined by the laws in my country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. I acknowledge that it is my responsibility to comply with any applicable restrictions and that I am advised to speak to my personal legal advisor on this matter.

12. I hereby voluntarily consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this Agreement and any other Plan participation materials (“Data”) by and among, as applicable, the Employer, the Company and its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing my participation in the Plan.

I understand that the Company and the Employer may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options under the Plan or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested, or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the Plan.

I understand that Data will be transferred to Charles Schwab & Co., Inc., or such stock plan service provider as may be selected by the Company in the future, which is assisting the Company, with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than my country. I understand that if I reside outside the United States, I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the Company’s broker and any other possible recipients which may assist the Company, (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that if I reside outside the United States I may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service with the Employer will not be adversely affected; the only consequence of refusing or withdrawing my consent is that the Company would not be able to grant the right to purchase shares of Common Stock under the Plan to me or other equity awards or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

13. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of law provisions, as provided in the Plan. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of California.

14. If I have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

15. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

17. Notwithstanding any provisions in this Agreement, the grant of my option shall be subject to any terms and conditions set forth in any Country Addendum to this Agreement for my country. Moreover, if I relocate to one of the countries included in the Country Addendum, the special terms and conditions for such country will apply to me, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum constitutes part of this Agreement.

18. The Company, at its option, may elect to terminate, suspend or modify the terms of the Plan at any time, to the extent permitted by the Plan. I agree to be bound by such termination, suspension or modification regardless of whether notice is given to me of such event, subject in any case to my right to timely withdraw from the Plan in accordance with the Plan withdrawal procedures then in effect. In addition, the Company reserves the right to impose other requirements on my participation in the Plan, on any shares of Common Stock purchased under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19. I acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by me or any other Participant.

20. I understand that the Company may require that shares (i) be deposited directly with a broker designated by the Company and (ii) be retained with such broker or agent for a designated period of time (iii) and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares.

21. I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

Employee’s Social Security Number or
Non-U.S. Tax Identification Number:	________________________________________

Employee’s Address:	________________________________________

________________________________________

________________________________________

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

ADDENDUM

COUNTRY-SPECIFIC TERMS AND CONDITIONS TO

BOX, INC. 2015 EMPLOYEE STOCK PURCHASE PLAN

GLOBAL SUBSCRIPTION AGREEMENT

Terms and Conditions

This Addendum, which is part of the Agreement, includes additional or different terms and conditions that govern my participation in the Plan and that will apply to me if I am working in one of the countries listed below. Unless otherwise defined herein, capitalized terms set forth in this Addendum shall have the meanings ascribed to them in the Plan or the Agreement, as applicable.

If I am a citizen or resident of a country other than the one in which I am currently working, am considered a resident of another country for local law purposes or transfer employment and/or residency between countries after the Enrollment Date, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to me under these circumstances.

Notifications

This Addendum also includes information regarding securities, exchange control and certain other issues of which I should be aware with respect to my participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that I not rely on the information in this Addendum as the only source of information relating to the consequences of my participation in the Plan because such information may be outdated when the shares of Common Stock are purchased and/or when I sell any shares purchased under the Plan.

In addition, the information contained herein is general in nature and may not apply to my particular situation. As a result, the Company is not in a position to assure me of any particular result. The Company therefore advises me to seek appropriate professional advice as to how the relevant laws in my country may apply to my particular situation.

Finally, if I am a citizen or resident of a country other than that in which I currently am working, am considered a resident of another country for local law purposes or transfer employment and/or residency to a different country after the Enrollment Date, the notifications contained herein may not apply in the same manner to me.

AUSTRALIA

Notifications

Securities Law Information. If I acquire shares of Common Stock under the Plan and offer the shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law, and I should obtain legal advice regarding any applicable disclosure obligations prior to making any such offer.

DENMARK

Terms and Conditions

Danish Stock Option Act. By participating in the Plan, I acknowledge that I have received a Danish translation of an “Employer Statement,” which is being provided to comply with the Danish Stock Option Act.

Notifications

Foreign Asset Reporting Information. I understand that I may hold shares of Common Stock acquired under the Plan in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the shares are held with a non-Danish broker or bank, I am required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, I must file a Declaration V (Erklaering V) with the Danish Tax Administration. The bank/broker and I must sign the Declaration V. By signing the Declaration V, the bank/broker undertakes an obligation, without further request each year not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the safety-deposit account. In the event that the applicable broker or bank with which the safety-deposit account is held does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, I acknowledge that I am solely responsible for providing certain details regarding the foreign brokerage or bank account and any shares of Common Stock acquired at purchase and held in such account to the Danish Tax Administration as part of my annual income tax return. By signing the Form V, I at the same time authorize the Danish Tax Administration to examine the account. A sample of the Declaration V can be found at the following website: www.skat.dk/getFile.aspx?Id=47392.

In addition, when I open a deposit account or a brokerage account for the purpose of holding cash outside Denmark, the bank or brokerage account, as applicable, will be treated as a deposit account because cash can be held in the account. Therefore, I must also file a Declaration K (Erklaering K) with the Danish Tax Administration. The bank/broker and I must sign the Declaration K. By signing the Declaration K, the bank/broker undertakes an obligation, without further request each year, not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the deposit account. In the event that the applicable financial institution (broker or bank) with which the account is held, does not wish to, or, pursuant to the laws of the country in question, is not allowed to assume such obligation to report, I acknowledge that I am solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of my annual income tax return. By signing the Declaration K, I at the same time authorize the Danish Tax Administration to examine the account. A sample of Declaration K can be found at the following website: www.skat.dk/getFile.aspx?Id=42409&newwindow=true.

FRANCE

Terms and Conditions

Payroll Deduction Authorization. This provision translates Section 2 of the Subscription Agreement:

I hereby authorize payroll deductions from each paycheck in the amount of ____% of my Compensation on each payday (from 0 to 15%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)

Autorisation de prélèvements sur salaires. Le paragraphe suivant met en oeuvre la Section 2 du Formulaire de Participation:

J’autorise par la présente un prélèvement sur salaires à un taux de ____% (taux compris entre 0 et 15%) effectué à chaque paiement de mon salaire durant la Période d’Offre compte tenu du Plan. (Veuillez noter que le taux choisi doit être arrondi, sans chiffre après la virgule).

Language Consent. By enrolling in the Plan, either by signing the Agreement or by using the Company’s online enrollment procedures with Charles Schwab & Co., Inc., or such stock plan service provider as may be selected by the Company in the future, I agree to be bound by, and understand that my participation in the Plan is in all respects subject to, the terms of the Plan and this Agreement. I confirm having read and understood the documents relating to the Plan (the Plan and this Agreement) which were provided to me in the English language. I accept the terms of those documents accordingly.

Langue utilisée. En acceptant de participer au Plan, soit en signant le Formulaire soit en utilisant les procédure de participation en ligne de la Société auprès de Charles Schwab & Co., Inc., ou auprès de tout autre gestionnaire de plan que la Société pourrait choisir à l’avenir, j’accepte d’être lié et je comprends que ma participation au Plan est telle que décrite dans le Plan et ce Formulaire. Je confirme avoir lu et compris les documents relatifs au Plan (le Plan et ce Formulaire) qui ont été communiqués en langue anglaise. J’accepte les termes de ces documents en connaissance de cause.

Notifications

Foreign Asset Reporting Information. If I hold securities (including shares of Common Stock purchased under the Plan) or maintain a foreign bank account, I am required to report the maintenance of such to the French tax authorities when filing my annual tax return.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported electronically to the German Federal Bank. The online filing portal can be accessed at www.bundesbank.de. I understand that it is my responsibility to comply with this reporting obligation and that I should consult with my personal tax advisor in this regard.

JAPAN

Notifications

Foreign Asset Reporting Information. I understand that I will be required to report details of any assets held outside of Japan as of December 31st (including any shares of Common Stock acquired under the Plan) to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th each year. I understand that I should consult with my personal tax advisor as to whether the reporting obligation applies to me and whether I will be required to report details of any outstanding options under the Plan, shares of Common Stock and/or cash held by me in the report.

NETHERLANDS

Notifications

POLAND

Notifications

Exchange Control Notification. I understand that if I hold shares of Common Stock and/or maintain a bank account abroad and the aggregate value of shares of Common Stock and/or cash held in such foreign account exceeds PLN 7 million, I must file reports on the transactions and balances of the accounts on a quarterly basis to the National Bank of Poland. If I transfer funds into Poland exceeding EUR 15,000 in a single transaction, I will be required to do so through a bank account in Poland. I understand that all documents connected with foreign exchange transactions should be retained for a period of five (5) years, calculated from the end of the year when the foreign exchange transactions were made. I understand that I should consult a personal legal advisor to ensure compliance with applicable reporting obligations.

UNITED KINGDOM

Terms and Conditions

Tax-Related Items. The following provision supplements Section 8 of the Agreement:

I agree that, if I do not pay or the Company or the Employer does not withhold from me, the full amount of income tax that I owe in connection with the option within 90 days after the end of the tax year in which the event giving rise to the income tax liability arose or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by me to the Company and/or the Employer, effective on the Due Date. I agree that the loan will bear interest at the then-current official HMRC rate, it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in Section 8 of the Agreement.

Notwithstanding the foregoing, if I am an executive officer or director within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended, the terms of the immediately foregoing provision will not apply. In the event that I am an executive officer or director and the income tax is not collected or paid by me by the Due Date, the amount of any uncollected income tax may constitute a benefit to me on which additional income tax and National Insurance contributions (“NICs”) may be payable. I acknowledge that I will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer (as applicable) for the value of any employee NICs due on this additional benefit, which the Company or the Employer may recover from me at any time thereafter by any of the means set forth in Section 8 of the Agreement.

Joint Election for Transfer of Liability for Employer National Insurance Contributions. As a condition of participation in the Plan and the purchase of shares of Common Stock, I agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the option and any event giving rise to Tax-Related Items (the “Employer NICs”). The Employer NICs may be collected by the Company or the Employer using any of the methods described in Section 8 of the Agreement. Without prejudice to the foregoing, I agree to execute a joint election with the Company or the Employer (a “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs to me. I further agree to execute such other elections as may be required by any successor to the Company and/or the Employer for the purpose of continuing the effectiveness of my Joint Election. I understand that if I do not complete the Joint Election prior to the Exercise Date, or if approval of the Joint Election is withdrawn by HMRC and a new Joint Election is not entered into, I will not be entitled to purchase shares of Common Stock or receive any benefit under the Plan, without any liability to the Company or the Employer. I understand that I must enter into the Joint Election attached to this Country Addendum, concurrent with the execution of the Agreement, or at such subsequent time as may be designated by the Company.

Important Note on the Election to Transfer Employer NICs

If you are liable for National Insurance contributions (“NICs”) in the UK in connection with your participation in the Box, Inc. 2015 Employee Stock Purchase Plan, you are required to enter into an Election to transfer to you any liability for employer’s NICs that may arise in connection with your participation in the Plan.

By entering into the Election:

•	you agree that any employer’s NICs liability that may arise in connection with your participation in the Plan will be transferred to you;

•

you authorise your employer to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from your salary or other payments due or the sale of sufficient shares acquired pursuant to your awards; and

•

you acknowledge that even if you have clicked on the “ACCEPT” box where indicated, the Company or your employer may still require you to sign a paper copy of this Election (or a substantially similar form) if the Company determines such is necessary to give effect to the Election.

Please read the Election carefully.

Please print and keep a copy of the Election for your records.

BOX, INC.

2015 EMPLOYEE STOCK PURCHASE PLAN

Election To Transfer the Employer’s National Insurance Liability to the Employee

This Election is between:

A.

The individual who has obtained authorised access to this Election (the “Employee”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to participate in the Box, Inc. 2015 Employee Stock Purchase Plan (the “Plan”), and

B.

Box, Inc., 900 Jefferson Avenue, Redwood City, CA 94063, USA (the “Company”), which may grant rights to purchase shares of Common Stock under the Plan and is entering into this Election on behalf of the Employer.

Introduction

This Election relates to all rights to purchase shares of Common Stock granted to the Employee under the Plan on or after [date] up to the termination date of the Plan.

In this Election the following words and phrases have the following meanings:

“Chargeable Event” means, in relation to the purchase rights:

the acquisition of securities pursuant to the purchase rights (within section 477(3)(a) of ITEPA);

the assignment or release of the purchase rights in return for consideration (within section 477(3)(b) of ITEPA);

the receipt of a benefit in connection with the purchase rights other than a benefit within (i) or (ii) above (within section 477(3)(c) of ITEPA);

post-acquisition charges relating to the purchase rights and/or the shares acquired pursuant to the purchase rights (within section 427 of ITEPA); and/or post-acquisition charges relating to the purchase rights and/or the shares acquired pursuant to the purchase rights (within section 439 of ITEPA).

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“SSCBA” means the Social Security Contributions and Benefits Act 1992.

This Election relates to the employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a Chargeable Event in respect of the purchase rights pursuant to section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the SSCBA.

This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

This Election does not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part VII of ITEPA (employment income: securities with artificially depressed market value).

The Election

The Employee and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Chargeable Event is hereby transferred to the Employee. The Employee understands that, by signing or electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election. This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.

Payment of the Employer’s Liability

The Employee hereby authorises the Company and/or the Employer to collect the Employer’s Liability from the Employee at any time after the Chargeable Event:

(i)	by deduction from salary or any other payment payable to the Employee at any time on or after the date of the Chargeable Event; and/or

(ii)	directly from the Employee by payment in cash or cleared funds; and/or

(iii)	by arranging, on behalf of the Employee, for the sale of some of the securities which the Employee is entitled to receive in respect of the purchase rights; and/or

(iv)	by any other means specified in the applicable award agreement.

The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Employee in respect of the purchase rights until full payment of the Employer’s Liability is received.

The Company agrees to procure the remittance by the Employer of the Employer’s Liability to HM Revenue & Customs on behalf of the Employee within 14 days after the end of the UK tax month during which the Chargeable Event occurs (or within 17 days after the end of the UK tax month during which the Chargeable Event occurs, if payments are made electronically).

Duration of Election

The Employee and the Company agree to be bound by the terms of this Election regardless of whether the Employee is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

Any reference to the Company and/or the Employer shall include that entity’s successors in title and assigns as permitted in accordance with the terms of the Plan and relevant award agreement. This Election will continue in effect in respect of any awards which replace the purchase rights in circumstances where section 483 of ITEPA applies.

This Election will continue in effect until the earliest of the following:

(i)	the Employee and the Company agree in writing that it should cease to have effect;

(ii)	on the date the Company serves written notice on the Employee terminating its effect;

(iii)	on the date HM Revenue & Customs withdraws approval of this Election; or

(iv)

after due payment of the Employer’s Liability in respect of the entirety of the purchase rights to which this Election relates or could relate, such that the Election ceases to have effect in accordance with its terms.

Acceptance by the Employee

The Employee acknowledges that, by clicking on the “ACCEPT” box in the online acceptance screen, the Employee agrees to be bound by the terms of this Election.

OR:

The Employee acknowledges that, by signing this Election, the Employee agrees to be bound by the terms of this Election.

Name

Signature

Date

Acceptance by the Company

The Company acknowledges that, by signing this Election or arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election.

Signature for and on

behalf of the Company

Position

Date

SCHEDULE OF EMPLOYER COMPANIES

The following are employer companies to which this Election may apply:

For each company, provide the following details:

Name of Company:	Box.com (UK) Ltd

Registered Office:	White Collar Factory, 14th – 15th Floors, 1 Old Street Yard, London EC1Y 8AF

Company Registration Number:	08097316

Corporation Tax District:	Euston District

Corporation Tax Reference:	673 73432 29543

PAYE Reference:	475/KA 80221

EXHIBIT B

BOX, INC.

2015 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

The undersigned participant in the Offering Period of the Box, Inc. 2015 Employee Stock Purchase Plan that began on ____________, ______ (the “Enrollment Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Agreement.

Name and Address of Participant:

Signature:

Date: